Exhibit 10.14
SPS COMMERCE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Adopted:	26 October 2022
Effective:	Immediately prior to 2023 Annual Meeting of Stockholders

Director annual retainer: Annual retainer, payable in cash, of $35,000 per director except for the chairperson who shall receive $61,000.
Committee chairs annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 20,000
Compensation Committee:	15,000
Finance and Strategy Committee:	10,000
Governance and Nominating Committee:	8,000
Committee member annual retainer: Annual retainers, payable in cash, of:

Audit Committee:	$ 10,000
Compensation Committee:	7,000
Finance and Strategy Committee:	5,000
Governance and Nominating Committee:	4,000
Annual non-statutory stock option grants:
•To purchase up to $91,250 of common stock calculated as the grant date fair value of the stock-based awards computed in accordance with FASB ASC 718 on the date of the Company’s annual meeting of stockholders using the closing sale price for a share of the Company’s common stock on the Nasdaq Global Market on the date of the annual meeting of stockholders
•Granted to directors who are elected to the board at the annual meeting of stockholders
•Exercise price per share equal to the closing sales price for a share on the Nasdaq Global Market on the date of the annual meeting of stockholders
•Vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on the fiscal quarter end next following the date of the annual meeting of stockholders, provided the recipient remains a member of the board as of the vesting date
•Maximum term of seven years measured from the date of grant
Annual restricted stock and/or deferred stock unit grants:
•To acquire up to $91,250 of restricted common stock or deferred stock units, or some combination of the two, at the director’s election, calculated by dividing $91,250 by the closing sale price for a share of the Company’s common stock on the Nasdaq Global Market on the date of the Company’s annual meeting of stockholders
•Granted to directors who are elected to the board at the annual meeting of stockholders
•Vest in four equal installments on the last day of each fiscal quarter with the first vesting occurring on the fiscal quarter end next following the date of the annual meeting of stockholders, provided the recipient remains a member of the board as of the vesting date
•Deferred stock units must be retained until completion of the director’s service on the board, and upon completion of such service, convert into an equal number of shares of the Company’s common stock. A director may defer receipt of the shares for up to ten years after completion of service.
Reimbursement of expenses: The Company shall reimburse directors for reasonable expenses incurred in connection with attending board and committee meetings.
Proration for appointment between annual meetings of stockholders: In the event a director is elected or appointed to the board or a committee on a date other than the annual meeting of stockholders, the director shall receive the cash retainer compensation set forth above pro rated based on the days subsequent to the most recent annual meeting, but shall not receive the equity compensation awards set forth above.
Initial non-statutory stock option grants: Each director, who is initially appointed or elected to the board receives a non-statutory stock option grant to purchase up to $182,500 of common stock calculated as the grant date fair value of the stock-based awards computed in accordance with FASB ASC 718 in connection with initial appointment or election to the board. The grant is made on the fifth trading day following the Company’s first earnings release following the date of initial appointment or election to the board (the “Initial Option Grant Date”). Exercise price per share equal to the closing sales price for a share on the Nasdaq Global Market on the Initial Option Grant Date. Vest in equal monthly installments over three years commencing on the first day of the calendar month following the initial appointment or election to the board, provided the recipient remains a member of the board as of the vesting date. Maximum term of seven years measured from the date of grant.

SPS | Non-Employee Director Compensation Summary        Page 2